EvergreenBancorp reports 106% increase in 2007 first-quarter net income.

SEATTLE, WA — (MARKET WIRE) – 04/18/07 — EvergreenBancorp, Inc. (OTCBB: EVGG), the holding company for EvergreenBank, reported net income for the first quarter of 2007 of $656 thousand, an increase of 106% from the $318 thousand earned in the same quarter last year. Diluted earnings per share for the first quarter of 2007 was $0.27, compared with $0.16 for the same quarter last year. Total assets grew to over $364.3 million, an increase of $20.8 million, or 6%, over the year-end 2006 total of $343.5 million.

Gerald Hatler, President and CEO of EvergreenBancorp, Inc., said, “We are pleased with the continuing trend in the improvement in our earnings. This trend validates the execution of our growth strategy resulting in greater returns to our shareholders.”

Financial highlights

First quarter 2007 highlights include:

•	Earnings per share (diluted) of $0.27 compared with $0.16 over first quarter of 2006

•	Net income of $656 thousand, up from $318 thousand one year earlier, a $338 thousand or 106% increase

•	Total assets increased to $364.3 million as of 03/31/07, up 6% for the quarter and 36% from one year earlier

•	Net loans totaled $308.4 million at quarter-end, a 6% increase for the quarter and a 47% increase from one year earlier

•	Total deposits as of March 31, 2007 were $293.8 million, an $84.3 million, or 40% increase from the same date last year

•	Return on average equity for the quarter totaled 11% compared with 7% in the first quarter of 2006

•	The Company’s efficiency ratio improved to 70% in the first quarter from 81% in the same quarter last year

•	Non-performing loans were 0.14% of total loans at quarter-end, compared with 0.45% one year earlier

Operating Results

Net interest income, before provision for loan losses, for the first quarter of 2007 was $3.6 million, an increase of $838 thousand, or 30%, over the $2.8 million recorded in the same quarter last year. This increase was primarily due to increased loan volumes and higher short-term interest rates. Non-interest income increased 16% over year earlier levels, to $475 thousand from $410 thousand. Total revenue (defined as net interest income, after provision for loan losses, and non-interest income) for the quarter was $3.9 million compared with $3.0 million, an increase of $808 thousand, or 27%. For the quarter, the bank’s provision for loan losses totaled $263 thousand, as compared with $168 thousand for the first quarter of 2006.

EvergreenBank’s net interest margin decreased to 4.40% in the first quarter of 2007 compared with 4.90% in the first quarter of 2006. The decrease was primarily the result of an increase in the bank’s cost of funds, reflecting greater reliance on non-core funding sources over the past year to meet strong loan demand.

Non-interest expense for the first quarter was $2.9 million compared with $2.6 million for the same quarter in 2006. This represents an increase of $300 thousand, or 12%. Non-interest expense to average assets for the first quarter of 2007 stood at 3% compared with 4% for the same quarter last year.

Hatler continued, “The significant growth in our balance sheet has more than countered the margin compression related to the continuing challenges of a flat yield curve. As we have seen the acceleration in the growth of our assets, non-interest expense by comparison has continued to moderate.”

Balance Sheet Results

Total assets grew to $364.3 million at March 31, 2007 compared to $343.5 million at year-end 2006, an increase of 6% for the quarter. Asset quality remains strong with net charge-offs totaling $64 thousand at quarter end. Nonperforming loans at the end of the first quarter of 2007 stood at $421.4 thousand, or 0.14% of total loans outstanding, compared with $953.6 thousand, or 0.45% of total loans outstanding on March 31, 2006. The Bank’s allowance for loan losses stood at $3.0 million, or 0.96%, of total loans at March 31, 2007 compared with $2.2 million, or 1.05%, one year earlier. The company’s capital to assets ratio ended at 6.69%, reflecting the additional equity raised during the fourth quarter of 2006 as well as the significant deployment of capital over the past 12 months. On March 31, 2006, the ratio stood at 6.68%.

About EvergreenBancorp and Evergreen Bank

Founded in 1971, EvergreenBank is a subsidiary of EvergreenBancorp, Inc., a bank holding company headquartered in Seattle, Washington. EvergreenBank is an independent community bank with six offices in Seattle, Bellevue, Lynnwood, and Federal Way. It offers a full suite of personal and business banking services. Services include commercial, real estate, and consumer lending; savings, checking, and certificate of deposit accounts; health savings accounts; Internet banking; and merchant credit card processing services.

EvergreenBancorp stock trades on the Over-The-Counter Bulletin Board under the EVGG symbol. Visit www.EvergreenBancorp.com to learn more.

This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions, demand for financial services, competitive conditions, regulatory changes, and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

EVERGREENBANCORP, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
March 31, 2007 and December 31, 2006
(in thousands, except share and per share data)

	March 31,	December 31,
	2007	2006
	—	—
Assets
Cash and due from banks	$7,024	$9,160
Federal funds sold	3,090	1,983
Interest-bearing deposits in financial institutions	2,540	760

Total cash and cash equivalents	12,654	11,903
Securities available-for-sale	29,097	29,531
Loans	311,403	292,449
Allowance for loan losses	(2,983)	(2,784)

Net loans	308,420	289,665
Premises and equipment	3,031	3,078
Cash surrender value of bank owned life insurance	5,372	5,316
Accrued interest and other assets	5,736	4,027

Total assets	$364,310	$343,520

Liabilities
Deposits
Noninterest-bearing	59,296	55,373
Interest-bearing	234,519	201,062

Total deposits	293,815	256,435
Federal Home Loan Bank advances	29,557	46,805
Junior subordinated debt	12,217	12,217
Accrued expenses and other liabilities	4,338	4,244

Total liabilities	339,927	319,701
Stockholders’ equity
Preferred stock; no par value; 100,000 shares authorized; none issued
Common stock and surplus; no par value; 15,000,000 shares
authorized; 2,353,262 shares issued at March 31, 2007; 2,353,262
shares at issued at December 31, 2006	21,154	21,129
Retained earnings	3,944	3,453
Accumulated other comprehensive loss	(715)	(763)

Total stockholders’ equity	24,383	23,819

Total liabilities and stockholders’ equity	$364,310	$343,520

EVERGREENBANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
Three months ended March 31, 2007 and 2006
(in thousands, except per share data)

	March 31,	March 31,
	2007	2006
	—	—
Interest income
Loans, including fees	$6,395	$3,921
Taxable securities	288	275
Tax exempt securities	32	34
Federal funds sold and other	36	23

Total interest income	6,751	4,253
Interest expense
Deposits	2,171	926
Federal funds purchased	36	21
Federal Home Loan Bank advances	671	405
Junior subordinated debt	234	100

Total interest expense	3,112	1,452

Net interest income	3,639	2,801
Provision for loan losses	263	168

Net interest income after provision for loan losses	3,376	2,633
Noninterest income
Service charges on deposit accounts	335	255
Merchant credit card processing	44	33
Other commissions and fees	14	34
Net earnings on bank owned life insurance	57	56
Other noninterest income	25	32

Total noninterest income	475	410
Noninterest expense
Salaries and employee benefits	1,457	1,344
Occupancy and equipment	479	435
Data processing	206	203
Professional fees	96	51
Marketing	61	75
State revenue and sales tax expense.	107	77
Other noninterest expense	489	410

Total noninterest expense	2,895	2,595

Income before income taxes	956	448
Income tax expense	300	130

Net income	$656	$318

Basic earnings per share	$0.28	$0.16

Diluted earnings per share	$0.27	$0.16

Contacts:
EvergreenBancorp, Inc.
Gordon Browning
Executive Vice President and Chief Financial Officer
206-749-7350